                                                                   EXHIBIT 99(m)


                                THE SIGNAL FUNDS

                          SIGNAL LARGE CAP GROWTH FUND
                          SIGNAL TAX-EXEMPT INCOME FUND
                               SIGNAL INCOME FUND
                            SIGNAL MONEY MARKET FUND
                       SIGNAL TAX-EXEMPT MONEY MARKET FUND
                                  (THE "FUNDS")

                                EACH A SERIES OF
                               THE COVENTRY GROUP
                                  (THE "TRUST")

                          SERVICE AND DISTRIBUTION PLAN
                               FOR CLASS A SHARES


          DATED AS OF JULY 1, 2002, AS AMENDED EFFECTIVE JULY 31, 2005


            Introduction: It has been determined that the Funds, each of which is a series of The Coventry Group, will pay for certain costs and expenses incurred in connection with the distribution of certain classes of their shares and servicing of shareholders of certain classes, and adopts this Service and Distribution Plan for Class A Shares (the "Plan") as set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

            The Board of Trustees, in considering whether the Funds should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes.

            In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and the shareholders of each of their classes of shares, as applicable.

            The Plan: The material aspects of the financing by the Funds of distribution expenses to be incurred in connection with securities of which each is the issuer are as follows:

1. The Funds will compensate the distributor for services provided and expenses incurred in connection with the distribution and marketing of Class A Shares of each Fund and servicing of shareholders of such class. Distribution and servicing costs and expenses may include (1) printing and advertising expenses;
(2) payments to employees or agents of the distributor who engage in or support distribution of each Fund's shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to each Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), based on the average daily value of a Fund's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Board of Trustees determines to be reasonably calculated to result in the sale of each Fund's shares.

            Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), the distributor will be compensated monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.25% of the average daily net assets of Class A Shares of each Fund, provided however, that up to 0.25% of each such amount may be used as a "service fee" as defined in applicable rules of the NASD.

2. The distributor may periodically pay to one or more Service Organizations (which may include the distributor itself) a fee in respect of a Fund's shares owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Such fees will be computed daily and paid quarterly by the distributor at an annual rate not exceeding 0.25% of the average net asset value of shares of each class of the Fund owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Subject to the limits herein and the requirements of applicable law and regulations, including rules of the NASD, the distributor may designate as "service fees," as that term is defined by applicable rules and regulatory interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organizations (including the distributor itself) for services that may be covered by "service fees," as so defined.

            The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a Service Agreement or Dealer Agreement between the Service Organization and the distributor (the "Agreement"). If a shareholder of a Fund ceases to be a client of a Service Organization that has entered into an Agreement with the distributor, but continues to hold shares of the Fund, the distributor will be entitled to receive a similar payment in respect of the servicing provided to such investors. For the purposes of determining the fees payable under the Plan, the average daily net asset value of a Fund's shares shall be computed in the manner specified in the Declaration of Trust of The Coventry Group and current prospectus for the computation of the value of the Fund's net asset value per share.

3. The Plan will become effective immediately upon approval by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Funds and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, or upon such later date as the Trustees determine.

4. The Plan shall continue with respect to each applicable class of shares of the Funds for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically with respect to each applicable class of shares of the Funds for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Plan Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

5. The Plan may be amended at any time by the Board of Trustees provided that
(a) any amendment to increase materially the costs which a class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that class and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 3 hereof.

6. The Plan is terminable without penalty at any time by (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of the Funds.

7. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

8. While the Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Funds shall be committed to the discretion of the Trustees who are not "interested persons".

9. The Funds shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan or such agreement or report, the first two years in an easily accessible place.

Dated:  July 1, 2002, as amended effective July 31, 2005